SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No.) /1/

                                  CryoCor, Inc.
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
                         (Title of Class of Securities)

                                    229016100
                                 (CUSIP Number)

                                December 31, 2008
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)

-----------
     /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                                -----------------------
CUSIP No.  229016100                  13G                 Page  2  of  11  Pages
-------------------------                                -----------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON


      William Blair Capital Partners VII QP, L.P.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [_]
                                                                (b) [_]

--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            0

      SHARES       -------------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                          0 (See Item 4)
     OWNED BY
                   -------------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             0

      PERSON       -------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          1,944,961 (See Item 4)
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0   (See Item 4)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)
                                                                    [_]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)

      PN
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP No.  229016100                   13G                Page  3  of  11  Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON

      William Blair Capital Partners VII, L.P.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                      (a) [_]
                                                                      (b) [_]
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            0

      SHARES       -------------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                          0 (See Item 4)
     OWNED BY
                   -------------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             0

      PERSON       -------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          0 (See Item 4)
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0     (See Item 4)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)
                                                                    [_]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)

      OO
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP No.  229016100                  13G                 Page  4  of  11  Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON


      William Blair Capital Management VII, L.C.C.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [_]
                                                                  (b) [_]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            0

      SHARES       -------------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                          0 (See Item 4)
     OWNED BY
                   -------------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             0

      PERSON       -------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          0 (See Item 4)
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0   (See Item 4)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)
                                                                    [_]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)

      PN
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP No.  229016100                  13G                 Page  5  of  11  Pages
-----------------------                                  -----------------------


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON


      William Blair Capital Management VII, L.P.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            0

      SHARES       -------------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                          0  (See Item 4)
     OWNED BY
                   -------------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             0

      PERSON       -------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          0 (See Item 4)
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0   (See Item 4)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)
                                                                    [_]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)

      PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

Item 1(a). Name of Issuer:

           CryCor, Inc. (the "Company")

Item 1(b). Address of Issuer's Principal Executive Offices:

           9717 Pacific Heights Blvd.
           San Diego, CA 92121

Item 2(a). Name of Persons Filing:

          This statement is filed jointly by each of the following Persons pursuant to Rule 13d-1(k) promulgated by the Securities and Exchange Commission ("SEC") under Section 13 of the Securities Exchange Act of 1934, as amended (the "Act"): (i) William Blair Capital Partners VII QP, L.P., a Delaware limited partnership (the "Fund"), by virtue of its direct beneficial ownership of Common Stock and (ii) William Blair Capital Partners VII, L.P., a Delaware limited partnership (the "Fund"), by virtue of its direct beneficial ownership of Common Stock and (iii) William Blair Capital Management VII, L.L.C. ("WBCPCO," together with the Fund, each a "Reporting Person" and collectively, "Reporting Persons"), a Delaware limited liability company, by virtue of its being the general partner of the general partner of the Fund.
          (iv) William Blair Capital Management VII, L.P. ("WBCPCO," together with the Fund, each a "Reporting Person" and collectively, "Reporting Persons"), a Delaware limited liability company, by virtue of its being the general partner of the Fund. By virtue of being members of the Board of Managers of WBCPCO (the "Board"), Timothy Burke, John Ettelson, Robert D. Blank, David G. Chandler, Arda Minocherhomjee, Timothy M. Murray, and Robert Healy may be deemed to possess indirect beneficial ownership of the Common Stock, but such beneficial ownership is disclaimed. Only the Board, acting upon the consent of a majority of the members of the Board at any meeting of the Board where a quorum is present, possesses the right to vote, direct the vote, dispose or direct the disposition of the Common Stock. No individual has sole power to vote, direct the vote, dispose or direct the disposition of the Common Stock. The Reporting Persons have entered into an Agreement Related to the Joint Filing of Schedule 13G, dated February 20, 2009, a copy of which is filed with this Schedule 13G as Exhibit A, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k) under the Act. Information with respect to each of the Reporting Persons is given solely by such Reporting Person, and no Reporting Person assumes responsibility for the accuracy or completeness of information provided by another Reporting Person. By their signature on this statement, each of the Reporting Persons agrees that this statement is filed on behalf of such Reporting Person. The Reporting Persons may be deemed to constitute a "group" for purposes of Section 13(d)(3) of the Act. The Reporting Persons expressly disclaim that they have agreed to act as a group other than as described in this statement.

Item 2(b). Address of Principal Business Office or, if none, Residence:

          The address of the principal business office of each of the Reporting Persons is 222 West Adams Street, Chicago, Illinois 60606.

Item 2(c). Citizenship:

          The Fund is a Delaware limited partnership and WBCPCO is a Delaware limited liability company.

Item 2(d). Title of Class of Securities:

          Common Stock, par value $0.001 per share ("Common Stock").

Item 2(e). CUSIP No.:

          229016100

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

          Not Applicable.

Item 4.  Ownership (as of December 31, 2008):

          As of December 31, 2008, the Fund was the registered owner Of 0 shares of Common Stock.

Item 5.  Ownership of Five Percent or Less of a Class:

          As of December 31, 2008, the Fund was the registered owner Of 0 shares of Common Stock.

Item 6.  Ownership of More Than Five Percent on Behalf of Another
             Person:

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
         Company:

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group:

         Not Applicable.

Item 9.  Notice of Dissolution of a Group:

         Not Applicable.

Item 10. Certification:

         Not Applicable.

                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date: February 20, 2009

                              WILLIAM BLAIR CAPITAL PARTNERS VII QP, L.P.

                              By:  William Blair Capital Management VII, L.P.
                                   Its:   General Partner

                              By:  William Blair Capital Management
                                   VII, L.L.C.
                                   Its:   General Partner


                                      By: /s/ David G. Chandler
                                      ---------------------------------------
                                      Title: Managing Director

                              William Blair Capital Management VII, L.P.

                              By:  William Blair Capital Management VII, L.L.C.
                              Its:  General Partner


                              By: /s/ David G. Chandler
                              -----------------------------------------------
                              Title: Managing Director

                              William Blair Capital Management VII, L.L.C.


                              By:  /s/ David G. Chandler
                              -----------------------------------------------
                              Title: Managing Director


                              WILLIAM BLAIR CAPITAL PARTNERS VII, L.P.

                              By:  William Blair Capital Management VII, L.P.
                                      Its:   General Partner

                              By:  William Blair Capital Management
                                      VII, L.L.C.
                                      Its:   General Partner


                                      By: /s/ David G. Chandler
                                      ---------------------------------------
                                      Title: Managing Director

                              William Blair Capital Management VII, L.P.

                              By:  William Blair Capital Management VII, L.L.C.
                              Its:  General Partner


                              By: /s/ David G. Chandler
                              -----------------------------------------------
                              Title: Managing Director

                              William Blair Capital Management VII, L.L.C.


                              By:  /s/ David G. Chandler
                              -----------------------------------------------
                              Title: Managing Director

EXHIBIT A
---------

                    AGREEMENT REGARDING THE JOINT FILING OF
                                  SCHEDULE 13G

                            -----------------------

William Blair Capital Partners VII QP, L.P., William Blair Capital Partners VII, L.P., William Blair Capital Management VII, L.L.C. and William Blair Capital Management VII, L.P. hereby agree that the Statement on Schedule 13G to which this agreement is attached as an exhibit, as well as all future amendments to such Statement, shall be filed jointly on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k) (1) (iii) under the Securities Exchange Act of 1934, as amended.

Date: February 20, 2009

                               WILLIAM BLAIR CAPITAL PARTNERS VII QP, L.P.

                               By:  William Blair Capital Management VII, L.P.
                                       Its:   General Partner

                               By:  William Blair Capital Management
                                       VII, L.L.C.
                                       Its:   General Partner


                                       By: /s/ David G. Chandler
                                       ---------------------------------------
                                       Title: Managing Director

                               William Blair Capital Management VII, L.P.

                               By:  William Blair Capital Management VII, L.L.C.
                               Its:  General Partner


                               By: /s/ David G. Chandler
                               -----------------------------------------------
                               Title: Managing Director

                               William Blair Capital Management VII, L.L.C.


                               By:  /s/ David G. Chandler
                               -----------------------------------------------
                               Title: Managing Director


                               WILLIAM BLAIR CAPITAL PARTNERS VII, L.P.

                               By:  William Blair Capital Management VII, L.P.
                                       Its:   General Partner

                               By:  William Blair Capital Management
                                       VII, L.L.C.
                                       Its:   General Partner


                                       By: /s/ David G. Chandler
                                       ---------------------------------------
                                       Title: Managing Director

                               William Blair Capital Management VII, L.P.

                               By:  William Blair Capital Management VII, L.L.C.
                               Its:  General Partner


                               By: /s/ David G. Chandler
                               -----------------------------------------------
                               Title: Managing Director

                               William Blair Capital Management VII, L.L.C.


                               By:  /s/ David G. Chandler
                               -----------------------------------------------
                               Title: Managing Director